Exhibit 99.1

Ur-Energy Releases 2019 Q2 Results

Littleton, Colorado (PR Newswire – August 2, 2019) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (the “Company” or “Ur-Energy”) has filed the Company’s Form 10-Q for the quarter ended June 30, 2019, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and Canadian securities authorities on SEDAR at www.sedar.com.

Ur-Energy CEO, Jeff Klenda said, “I am pleased to note that we generated $3.9 million of cash from operating activities during the current quarter, in which we sold 265,000 pounds at an average price of $43.31 for $11.5 million of gross sales. We expect to sell a total of 302,500 pounds at an average price of $53 per pound for gross sales of $15.9 million in the second half of 2019.”

Inventory, production and sales figures for the Lost Creek Project are presented in the following tables:

Production and Production Costs	Unit	2019 Q2	2019 Q1	2018 Q4	2018 Q3	2019 YTD

Pounds captured	lb	13,146	22,551	48,304	80,604	35,697
Ad valorem and severance tax	$000	$17	$57	$30	$81	$74
Wellfield cash cost (1)	$000	$264	$250	$459	$422	$514
Wellfield non-cash cost (2)	$000	$612	$612	$400	$400	$1,224
Ad valorem and severance tax per pound captured	$/lb	$1.29	$2.53	$0.62	$1.00	$2.07
Cash cost per pound captured	$/lb	$20.08	$11.09	$9.50	$5.24	$14.40
Non-cash cost per pound captured	$/lb	$46.55	$27.14	$8.28	$4.96	$34.29

Pounds drummed	lb	13,296	21,015	53,654	78,441	34,311
Plant cash cost (3)	$000	$1,134	$1,318	$1,154	$1,109	$2,452
Plant non-cash cost (2)	$000	$490	$480	$484	$485	$970
Cash cost per pound drummed	$/lb	$85.29	$62.72	$21.51	$14.14	$71.46
Non-cash cost per pound drummed	$/lb	$36.85	$22.84	$9.02	$6.18	$28.27

Pounds shipped to conversion facility	lb	—	—	67,040	72,902	—
Distribution cash cost (4)	$000	$27	$6	$47	$36	$33
Cash cost per pound shipped	$/lb	$-	$-	$0.70	$0.49	$-

Pounds purchased	lb	100,000	97,500	-	-	197,500
Purchase costs	$000	$2,795	$2,681	$-	$-	$5,476
Cash cost per pound purchased	$/lb	$27.95	$27.50	$-	$-	$27.73

Notes:

1. Wellfield cash costs include all wellfield operating costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expenses and are not included in wellfield operating costs.

2. Non-cash costs include the amortization of the investment in the mineral property acquisition costs and the depreciation of plant equipment, and the depreciation of their related asset retirement obligation costs. The expenses are calculated on a straight-line basis, so the expenses are typically constant for each quarter. The cost per pound from these costs will therefore typically vary based on production levels only.

3. Plant cash costs include all plant operating costs and site overhead costs.

4. Distribution cash costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

Sales and cost of sales	Unit	2019 Q2	2019 Q1	2018 Q4	2018 Q3	2019 YTD

Pounds sold	lb	265,000	97,500	-	-	362,500
U3O8 sales	$000	$11,477	$4,812	$-	$-	$16,289
Average contract price	$/lb	$43.31	$49.35	$-	$-	$44.94
Average spot price	$/lb	$-	$-	$-	$-	$-
Average price per pound sold	$/lb	$43.31	$49.35	$-	$-	$44.94

U3O8 cost of sales (1)	$000	$9,026	$3,181	$-	$-	$12,207
Ad valorem and severance tax cost per pound sold	$/lb	$1.52	$1.52	$-	$-	$1.52
Cash cost per pound sold	$/lb	$23.95	$23.86	$-	$-	$23.93
Non-cash cost per pound sold	$/lb	$12.38	$12.36	$-	$-	$12.38
Cost per pound sold - produced	$/lb	$37.85	$37.74	$-	$-	$37.83
Cost per pound sold - purchased	$/lb	$27.80	$27.50	$-	$-	$27.70
Total average cost per pound sold	$/lb	$34.06	$32.63	$-	$-	$33.67

U3O8 gross profit	$000	$2,451	$1,631	$-	$-	$4,082
Gross profit per pound sold	$/lb	$9.25	$16.72	$-	$-	$11.27
Gross profit margin	%	21.4%	33.9%	0.0%	0.0%	25.1%

Ending Inventory Balances
Pounds
In-process inventory	lb	10,221	10,595	9,134	14,588
Plant inventory	lb	41,871	28,574	7,559	20,944
Conversion facility inventory produced	lb	161,700	327,053	375,803	308,762
Conversion facility inventory purchased	lb	48,750	48,750	-	-
Total inventory	lb	262,542	414,972	392,496	344,294

Total cost
In-process inventory	$000	$-	$-	$160	$359
Plant inventory	$000	$1,638	$1,259	$345	$665
Conversion facility inventory produced	$000	$6,134	$12,352	$14,187	$11,143
Conversion facility inventory purchased	$000	$1,355	$1,341	$-	$-
Total inventory	$000	$9,127	$14,952	$14,692	$12,167

Cost per pound
In-process inventory	$/lb	$-	$-	$17.52	$24.61
Plant inventory	$/lb	$39.12	$44.06	$45.64	$31.75
Conversion facility inventory produced	$/lb	$37.93	$37.77	$37.75	$36.09
Conversion facility inventory purchased	$/lb	$27.80	$27.50	$-	$-

Note: U3O8 cost of sales include all production costs (notes 1, 2, 3 and 4 in the previous Production and Production Cost table) adjusted for changes in inventory values and excludes NRV.

During the quarter we sold 265,000 pounds under term contracts at an average price per pound of $43.31 per pound, of which 165,000 pounds were from production and the balance was purchased.

For the quarter, our uranium cost of sales totaled $9.0 million which included $2.8 million of purchase costs and $6.2 million of production costs. In 2019 Q2, we purchased 100,000 pounds at an average price of $27.80 per pound. The average cost per pound sold from production was $37.85.

Excluding the NRV adjustment of $2.1 million, the gross profit from uranium sales for 2019 Q2 was $2.4 million, which represents a gross profit margin of approximately 21%.

Total Cost Per Pound Sold Reconciliation (1)	Unit	2019 Q2	2019 Q1	2018 Q4	2018 Q3	2019 YTD

Cost of sales per financial statements		$11,163	$5,146	$50	$170	$16,309
Less adjustments reflecting the lower of cost or NRV		$(2,137)	$(1,965)	$(50)	$(170)	$(4,102)
U3O8 cost of sales		$9,026	$3,181	$-	$-	$12,207

Ad valorem & severance taxes	$000	$17	$57	$30	$81	$74
Wellfield costs	$000	$876	$862	$859	$823	$1,738
Plant and site costs	$000	$1,624	$1,798	$1,638	$1,594	$3,422
Distribution costs	$000	$27	$6	$47	$36	$33
Inventory change	$000	$3,702	$(883)	$(2,574)	$(2,534)	$2,819
Cost of sales - produced	$000	$6,246	$1,840	$—	$—	$8,086
Cost of sales - purchased	$000	$2,780	$1,341	$—	$—	$4,121
Total cost of sales	$000	$9,026	$3,181	$—	$—	$12,207

Pounds sold produced	lb	165,000	48,750	—	-	213,750
Pounds sold purchased	lb	100,000	48,750	—	-	148,750
Total pounds sold	lb	265,000	97,500	—	-	362,500

Average cost per pound sold - produced	$/lb	$37.85	$37.74	$-	$-	$37.83
Average cost per pound sold - purchased	$/lb	$27.80	$27.50	$-	$-	$27.70
Total average cost per pound sold	$/lb	$34.06	$32.63	$-	$-	$33.67

Note: The cost of sales per the financial statements includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated realizable value are charged to the cost of sales per the financial statements as adjustments reflecting the lower of cost or NRV. These adjustments are excluded from U3O8 cost of sales because they relate to the pounds of U3O8 in ending inventories and do not relate to the pounds of U3O8 sold during the period.

Continuing Guidance for 2019

In 2019, we expect to deliver 665,000 pounds related to term contracts at an average price of approximately $48 per pound. Through June 30, 2019, we have sold 362,500 pounds of U3O8 at an average price of $48.86 and in Q2 we sold 265,000 pounds at $43.31 for $11.5 million in gross sales. Our remaining 2019 contractual sales commitments, by quarter, are as follows: 122,500 pounds in Q3 at an expected average price of $42 per pound; and 180,000 pounds in Q4 at an expected average price of $60 per pound.

For 2019, we put in place purchase contracts for 500,000 pounds at an average cost of $26 per pound. By quarter, our remaining 2019 purchase contract commitments are as follows: 122,500 pounds in Q3 at an expected average cost of $28 per pound; and 180,000 pounds in Q4 at an expected average cost of $24 per pound.

Gross profits from uranium sales are expected to be approximately $1.7 million in Q3 and $6.3 million in Q4, which represent gross profit margins of approximately 33% and 59%, respectively.

As at July 31, 2019, our unrestricted cash position was $6.1 million.

At the end of the second quarter of 2019, the average spot price of U3O8, as reported by UxC, LLC and TradeTech, LLC, declined to approximately $24.60 per pound because of low volumes and uncertainty over the Section 232 Trade Action. Subsequent to the end of the quarter and the announcement of the President’s decision regarding the Trade Action on July 12, the average spot price improved only slightly to $25.38 at the end of July.

Clearly, market fundamentals have not changed sufficiently to warrant further development of MU2. As a result, we do not anticipate any additional development for the remainder of this year, and we have reduced our production guidance to between 50,000 and 75,000 pounds at Lost Creek.

In response to the persistently weak uranium market, which continued as we awaited the outcome of the Section 232 Trade Action, we took aggressive measures in 2017 and 2018 to control costs. In response to the President’s decision regarding the Section 232 Trade Action, we will once again take aggressive cost cutting measures in 2019.

In 2017, we deliberately slowed development activities at MU2, reduced costs, focused on enhancing production efficiencies from our operating MU1 header houses and complemented our production with cost-effective purchases of uranium. In 2018, we implemented further cost reductions, purchased 100% of the uranium necessary to meet our 2018 contractual commitments, and increased our ending inventory position.

In the first half of 2019, we suspended further MU2 development activities, secured purchase contracts for 500,000 pounds of uranium at favorable prices, and sold 165,000 pounds related to 2020 obligations under existing term agreements.

The President’s July 12, 2019 Memorandum established a Working Group to develop recommendations for reviving and expanding domestic uranium production. The Working Group must report its recommendations back to the President within 90 days (October 10, 2019). There can be no certainty of the outcome of the Working Group’s findings and recommendations, if any, or the impact of actions taken in response to those findings and recommendations or the President’s Memorandum, and therefore the outcome of this continuing process and its effects on the U.S. uranium market is uncertain.

Ur-Energy CEO, Jeff Klenda, said further, “While our first half 2019 results remain solid, they are not sustainable in the current uranium market. We were disappointed in the President’s decision regarding the Section 232 Trade Action. I am completely perplexed by those who fail to recognize the inherent risk of allowing primary U.S. production to be unfairly reduced to less than 1% of U.S. demand by foreign practices seeking to restrict U.S. commerce. As a result, we once again find ourselves in the position where we must take aggressive cost control measures to ensure the future viability of the Company. Our intention is to maximize the amount of time, or “runway,” available to the Company while awaiting the results of the Working Group’s efforts. As always, avoidance of dilution to our shareholders remains among our highest priorities. At the same time, we will continue to pursue any and all remedies available to us, to remove such unfair practices in order to revive and expand domestic uranium production.”

In light of the President’s decision, Ur-Energy will now implement further cost reductions, including deep labor reductions, primarily at Lost Creek. We can no longer justify the added costs of maintaining full operational readiness as it relates to labor and have accordingly reduced staffing to the minimum levels necessary to maintain our facilities and meet regulatory compliance, while retaining core operational personnel who possess the critical knowledge necessary for the Company to ramp up when conditions warrant. This will enable the Company to maintain the Lost Creek facilities and preserve our ability to react to changing market conditions, while at the same time minimizing our need for additional funding during this protracted period of uncertainty.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped approximately 2.5 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and to construct and operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO

+1 720.981.4588

Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations; the impact of the President’s announcement to not take any action to adjust trade to preserve the domestic uranium mining industry; what recommendations will be made by the Working Group for the revival and expansion of domestic nuclear fuel production and the impact of those recommendations if any projected sales and costs of sales; whether the cost-savings measures to be taken will be sufficient and will permit the Company to avoid further dilution to shareholders; and the ability and timing to ramp up when market conditions warrant) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, fluctuations in commodity prices; capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.